Code of Ethics

for

Principal Exchange Traded Funds
Principal Funds, Inc.
Principal Variable Contracts Funds, Inc.
Principal Management Corporation (“PMC”)
Principal Financial Advisors, Inc. (“PFA”)
Principal Funds Distributor (“PFD”)

The entities are collectively known as the “Fund Entities."

Code of Ethics

Revision Date	This version of the Code of Ethics is effective as of March 10, 2015.

Purpose of the Code
The Code is designed to ensure that Access Persons conduct their personal trading activities in a manner that does not take advantage of their access to non-public securities holdings information and trade activities of the Principal Funds, and to reasonably prevent Access Persons from:
•    employing any device, scheme or artifice to defraud the Funds;
•    making any untrue statements of material fact to the Funds
•    omitting to state a material fact necessary in order to make the statements made to the Funds not misleading, in light of the circumstances under which they are made;
•    engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
•    engaging in any manipulative practice with respect to the Funds.

Requirements of Access Persons include:
•    Access Persons subject to the Code must observe the applicable standards of duty and care and comply with all applicable federal and state securities laws.
•    Access Persons may not evade the Code’s provisions by having another person, whether family, friend or other, act in a manner in which the Access person is prohibited to act.
•    Access Persons are required to disclose and report personal securities accounts and activities as described in the Code. Disclosures and reports will be monitored and reviewed by Compliance staff in an effort to ensure that Access Persons are not taking advantage of their access to non-public securities holdings information and trade activities of the Principal Funds.
•    Access Persons are also required to report to Compliance any violations of the Code promptly.
•    Access Persons will receive, and be required to certify to, the Code each January and more often as material changes may be made. The most recent copy of the Code is provided on a quarterly basis to all Access Persons and is also always available from the Designated Code of Ethics Compliance Officer.

Code of Ethics, Continued
Who is Subject to the Code?

The following individuals are subject to the Code as “Access Persons”:

1)    Officers and Directors of PMC, PFA and the Funds;
2)    Officers and Directors of PFD and any company controlling PMC, who obtain information regarding the purchases and sales of fund securities in their regular functions or duties or whose functions relate to the recommendations of such purchases and sales;
3)    Employees, temporary employees and contract employees of PMC and the Funds who:
a)    Have access to non-public information regarding the Funds’ purchases and sales of securities or portfolio holdings, or
b)    Who are involved in making, or have access to, recommendations made to a Fund.
4)    Employees, temporary employees and contract employees of PMC[3] and/or PFA who:
a)    Have access to non-public information regarding a customer’s purchase or sale activity, or
b)    Are involved in making, or have access to, recommendations made to a customer.

Code of Ethics, Continued

Administration and Reporting
The Code is administered by, or under the supervision of, PMC’s Designated Code of Ethics Compliance Officer. The staff maintains a database of all identified Access Persons and their disclosed financial accounts.

Access Persons certify:
•    receipt of, understanding of, and intent to comply with, the Code;
•    report the execution of trades; and
•    report holdings to the Designated Code of Ethics Compliance Officer via a report with copies of statements of all disclosed accounts.

Gifts are reported via email or handwritten.

The Designated Code of Ethics Compliance Officer will make exceptions to the provisions of the Code where necessary to ensure reporting is complete and as accurate as possible given the various policies and procedures used by firms holding disclosed accounts.

Inside Information

Inside Information
Under no circumstances may you use material, non-public information in connection with a securities transaction. Such purchases are considered a violation of the Code, even if pre-clearance is requested and received.

Employees who posses material, non-public information pertaining to a proprietary mutual fund are prohibited from trading in shares of that fund. Employees may obtain information about significant portfolio activity, such as large, unscheduled redemptions in illiquid markets, valuation errors that are not yet reflected in the NAV, or significant tax refunds or litigation recoveries, that is material and non-public. Trading in the funds while in possession of this type of information is prohibited.

Other types of information, such as a change in manager or a large purchase by an institutional investor, may be sensitive, but not expected to have significant impact on the Fund’s NAV, would not constitute material, non-public information and would not prohibit an employee from trading in the Fund.

The entities to which this Code applies have adopted an Insider Trading Policy which is included as Appendix B of this Code. Employees of the Principal are also subject to the Corporate Insider Trading Policy.

Disclosing Accounts

Types of Financial Accounts
Access Persons do not need prior approval to open financial accounts, but must disclose them within the quarter they are opened. The accounts which must be disclosed include those held at broker-dealers, transfer agencies, investment advisory firms, and other types of financial services firms.

Accounts in which APs have Beneficial Ownership
Financial accounts which must be disclosed include those in which you have beneficial ownership. Accounts in which you have beneficial ownership are those in which you have any direct or indirect financial interest, including:
•
Accounts held individually in your own name or jointly with others;
•    Accounts held by members of your immediate family sharing the same household;
•    Your proportionate interest in portfolio securities held in partnership (e.g., an investment club);
•    Accounts holding derivative securities that can be converted through exercise or conversion (e.g., options and warrants);
•    Situations where securities are held in certificate form (e.g., stock certificates and coupon bonds held in files, safes and safe deposit boxes); and
•    Accounts held at Investment Advisory firms, even such accounts for which the adviser has complete discretion.

Exempted Accounts
Accounts exempt from the reporting requirements include:

•	Accounts that hold ONLY exempt securities (described later) AND that CANNOT be used to trade non-exempt securities;

•	State 529 Plans;

•	Principal employee 401(k) plan accounts;

•	Principal Excess Plan accounts;

•	Principal employee ESPP accounts; and

•	Principal stock option accounts.

NOTE: Principal stock option accounts that have been “upgraded” to allow for trading in securities other than PFG stock must be disclosed.

Disclosing Accounts, Continued

Duplicate Confirmation and Statements
You must provide copies of your most recent account statements when you become an Access Person and, going forward, for the entire quarter at the end of each quarter.

If duplicate statements cannot be provided for any reason, you are required to provide a reason on the Quarterly Reporting Cover Sheet (QRCS) and report all transactions and holdings for that account on the QRCS.

Disclosing Security Holdings

Definition of Securities
When used in our Code, “Security” has the same meaning as Section 2(a)(36) of the Investment Company Act of 1940 which states:

 “…any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Securities that are included in the definition for purposes of the Code and which must also be disclosed include:
•    Principal mutual funds
•    Principal mutual funds used as investment options in Principal Life variable annuity and variable life contracts.
•    Mutual funds managed by affiliated companies
•    Mutual funds managed by affiliated companies used as funding options in non-proprietary variable annuity and variable life insurance contracts.

A list of the mutual funds managed by affiliated companies can be found in Appendix A.

Disclosing Security Holdings, Continued
Exempt Securities

The Code exempts the following investments from the definition of security:
•    direct obligations of the Government of the United States
•    state 529 plans
•    bankers’ acceptances
•    bank certificates of deposit
•    commercial paper
•    high quality short-term debt instruments including repurchase agreements
•    shares of any money market mutual funds

It also exempts any of the following that are NOT managed by PMC or an affiliate:
•    shares of open-end investment companies (i.e., mutual funds)
•    open-end exchange traded funds (ETFs)
•    shares issued by unit investment trusts (e.g., variable annuity and variable life contracts) that are invested exclusively in one or more open-end mutual funds that are not managed by PMC or an affiliate
•    Principal Financial Group stock

Initial Holdings Report (IHR)

Upon becoming an Access Person, you are required to:
1) Identify all beneficially-owned accounts in which non-exempt securities transactions may be completed or non-exempt securities are, or may be, held,
2) Complete an Initial Holdings Report (IHR). You must supply copies of account statements to satisfy this requirement and the account statements can be no older than 45 days of your identification as an Access Person. You must also report any non-exempt securities that you own beneficially that are not held in an account.

If you cannot provide account statements, you must make your reporting on the New Access Person Cover sheet.

The IHR must be completed within 10 business days of the date you become an Access Person.

Disclosing Security Holdings, Continued

Annual Holdings Report (AHR)
You must complete an Annual Holdings Report (AHR) no later than January 30 of each year. The AHR is used to disclose holdings within your disclosed accounts as of the end of each calendar year (information must be current to within 45 days of the report date).

To complete this report, you must submit copies of your annual account statements showing holdings as of the end of the year along with the QRCS.

If you cannot provide statements, you must make your reporting on the QRCS and provide copies of whatever source document for the information you are reporting that is available.

Restricted and Prohibited Transactions

Initial Public Offerings and Limited Offerings
An Initial Public Offering is the first sale of stock by a company to the public. A Limited Offering is an offering that is exempt from registration such as private placements, hedge funds and limited partnerships. You are generally not permitted to trade in either type of security.

However, Access Persons may make a written request for approval to engage in transactions in these securities. The request may be submitted to the Designated Code of Ethics Compliance Officer and will be forwarded to the President of PMC for consideration. Requests must clearly describe any special circumstances that might permit such approval.

Certificate of Compliance

Copies of the Code of Ethics
The Code of Ethics is delivered to every Access Person at least once a year, in January. The Code is distributed more often as material changes are made. A copy of the Code is available upon request from the Designated Code of Ethics Compliance Officer.

Certificate of Compliance
At least annually (following the fourth quarter), and more often as amendments may be made, you are required to complete a Certification of Compliance. By completing the certification, you are certifying that you have read and understand the Code of Ethics, and agree to comply with its requirements.

Quarterly Transaction Reporting

The Quarterly Transaction Report (QTR)
Following the end of each calendar quarter, you will be notified by email to submit your Quarterly Transaction Report (QTR). To complete the report, you must submit copies of your statements for the quarter attached to the QRCS. If, for any reason, you cannot provide a copy of any of your account statements for the quarter, you must provide a reason on the QRCS and disclose your transactions for the quarter on the QRCS.

The QTR report is due within 30 calendar days of the end of the quarter.

Information on the QTR
The QTR must include all personal securities transactions occurring during the previous quarter. Transactions in any security (as defined in the “Disclosing Securities” section) must be disclosed unless the security or transaction is specifically exempted.

Transactions Exempt from Quarterly Reporting
The following transactions do not need to be reported on the QTR, even if they involve reportable securities:
•    Transactions completed under an Automatic Investment Plan or Dividend Reinvestment Program;
•    Transaction completed under an Automatic Redemption Plan;
•    Transactions in securities issued by PFG or an affiliate (e.g., PFG stock);
•    Non-volitional transactions (e.g., stock splits and dividend reinvestments).

Code Administration, Violation Reporting, and Sanctions

Responsibilities for the Administration of the Code
The CCOs of the Principal Fund Entities are responsible for overseeing the implementation of the Code on a day-to-day basis and may appoint one or more Designated Code of Ethics Compliance Officers for this purpose. All reported transactions and reports are reviewed by a member of the compliance staff as a part of a normal routine and/or during audits of the system and processes.

Responsibility for this Code is vested in the Presidents of the Principal Fund Entities that have adopted the Code. However, if you have questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, you should contact one of the personnel listed below. The identity of the person currently serving in such role may be obtained from the Administrative Assistant to the President of PMC. The contact list, in order of escalation, is:
•    Designated Code of Ethics Compliance Officer
•    PMC CCO (or PFA or PFD CCO if you are an AP of PFA or PFD)
•    Counsel for the Funds
•    Principal Funds CCO

Sanctions
If a potential violation of the Code is identified, you will be contacted to discuss the issue. If you violate a provision of the Code, sanctions may be imposed as necessary, based on a variety of factors including the seriousness of the infraction, your history of violations and the dollar amount involved.

Sanctions for violations of the Code’s provisions may include:
•    Oral warning;
•    Additional training;
•    Letter of censure;
•    Suspension of personal securities trading privileges;
•    Disgorgement of profits to a charitable organizations determined by PMC, PFA, or PFD;
•    Suspension of employment; or
•    Termination of employment.

Code Administration, Violation Reporting, and Sanctions, Continued

Violation Reporting Requirements
All Access Persons and employees of the Principal are required to promptly report known or suspected violations of the Code of Ethics to any one of the individuals named in the contact list above.

You may also report violations through the corporate “Whistle Blower” process. You may find information about this process at Policy Central on the intranet and report through the website. You may also call 1-866-858-4433, which is staffed 24/7. Information passed through the Whistle Blower process will remain confidential.

All Code violations that are discovered by electronic monitoring, manual review or audit or reported by other individuals will be reported to the appropriate Chief Compliance Officers of the Funds, PMC, PFA and/or PFD. Any of these CCOs may recommend to the President of the appropriate Fund Entity, the imposition of such sanctions as s/he deems appropriate.

No less than annually, the Compliance Department will provide a written report to the Boards of Directors of the Funds that, at a minimum, will include:
1.    A certification the Funds, PMC, PFA, and PFD have each adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and
2.    A description of issues that arose during the previous year under the Code since the last report to the board, including information about material violations and sanctions imposed in response to those violations.

Glossary

Bolded Terms	The bolded terms found throughout this code are included below with their definitions.

Glossary
Access Person – Access Persons are those individuals identified as officers and directors of the Funds, PMC, PFA, and PFD and/or employees, temporary employees or contract employees with access to certain non-public information concerning the Funds or other customers of an investment adviser.

Annual Holdings Report – A yearly report showing all current reportable securities holdings for a particular Access Person. Due in January of each year.

Automatic Investment Plan – An investment program in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Automatic Redemption Plan – An investment program in which regular periodic redemptions or sales are made automatically from investment accounts in accordance with a predetermined schedule (e.g., monthly or quarterly) and allocation.

Beneficial Ownership – Financial accounts and/or security holdings in which an Access Person has any direct or indirect financial interest.

Certification of Compliance – A certification whereby you certify that you have read and understand the Code of Ethics and agree to abide by its terms.

Dividend Reinvestment Program – A program whereby the account owner instructs the transfer agent to automatically invest any dividends earned back into the account by using the proceeds to buy more securities.

Initial Holdings Report – A report showing all reportable securities holdings for a particular Access Person current within 45 days before the date the Access Person is identified by Compliance.

Glossary, Continued

Initial Public Offering – A first-time sale of stock by a private company to the public.

Limited Offering – a stock offering that is exempt from the registration requirements of the SEC.

Quarterly Reporting Cover Sheet – A document that displays each of the Access Person’s reportable accounts. Account related communication can be submitted through this document. Additionally, the Access Person must verify that there were no changes, or if there were, identify those changes, sign, date and return to PMC Compliance by the 30th day following the end of each calendar quarter.

Quarterly Transaction Report – A report that shows all the reportable security transactions for the quarter. The report is due by the 30th day following the end of each calendar quarter.

Security – The definition used in this Code is the same as that found in Section 2(a)(36) of the Investment Company Act of 1940. See the section on Reportable Securities for more information.

Whistle Blower Policy – The Whistle Blower Policy at the Principal Financial Group allows for any employee to report suspected fraudulent, unethical and/or non-compliant behaviors of others at The Principal with anonymity.

Appendix A – Mutual Funds Managed by Affiliates

Holdings and transactions in mutual funds managed by Principal or an affiliate must be disclosed to the Designated Compliance officer. The current list of Mutual Funds Managed by Affiliates is listed below:

SECURITY NAME	SYMBOL	CUSIP
EDGE
ANCHOR SERIES TRUST ASSET ALLOCATION PORT	ASTAAP	N/A
SPECTRUM
NUVEEN QUALITY PFD INC FD 3 COM	JHP	67072W101
NUVEEN QUALITY PFD INCOME FD COM	JTP	67071S101
NUVEEN QUALITY PFD INCOME FD COM	JPS	67072C105
SEI TAX-EXEMPT TAX-ADVANTAGED(STET) INCOME FUND A	SEATX	784118556
CCI
RUSSELL U.S. CORE EQ - CLASS Y	REAYX	782493282
RUSSELL U.S. CORE EQ – CLASS I	REASX	782493100
RUSSELL U.S. CORE EQ - CLASS E	REAEX	782493290
RUSSELL U.S. CORE EQ – CLASS C	REQSX	782494595
RUSSELL U.S. CORE EQ – CLASS A	RSQAX	782494611
RUSSELL U.S. CORE EQ - CLASS S	RLISX	782494587
NORTHWESTERN MUTUAL SEPARATE ACCT - RUSSELL MULTI STYLE EQUITY FD	NMLICRIFAX	N/A
RUSSELL U.S. STRATEGIC EQ - CLASS S	RSESX	78249R826
RUSSELL U.S. STRATEGIC EQ - CLASS A	RSEAX	78249R859
RUSSELL U.S. STRATEGIC EQ - CLASS C	RSECX	78249R842
RUSSELL U.S. STRATEGIC EQ - CLASS E	RSEEX	78249R834
RUSSELL U.S. LARGE CAP EQ - CLASS S	RLCSX	78249R305
RUSSELL U.S. LARGE CAP EQ - CLASS A	RLCZX	78249R107
RUSSELL U.S. LARGE CAP EQ - CLASS C	RLCCX	78249R206
VANTAGEPOINT FDS GROWTH STK FD	VPGRX	92208T301
GUIDESTONE FDS SMLCAP EQT GS4 CG	GSCZX	40171W470
GUIDESTONE FDS GRW EQTY GS4	GGEZX	40171W520
KP SMALL CAP EQUITY FUND	KPSCX	487902793
POST
AXA MULTIMANAGER MULTI-SECTOR BOND PORTFOLIO	AXAMMSBP	N/A

(continued on next page)

Mutual Funds Managed by Affiliates, Continued

PGI-PRINREI
THRIVENT MUT FDS PTNR WWD ALL A (CLASS A)	TWAAX	885882159
THRIVENT MUT FDS PTNR WW ALLO I CG (CLASS I)	TWAIX	885882142
INTEGRA HIGH QUALITY CANADIAN FIXED INCOME PLUS FUND (NON-US RIC FD)	IHQCFIPF	N/A
INTEGRA US VALUE EQUITY FUND (NON-US RIC FD)	IUSVEF	N/A
PRINCIPAL REAL ESTATE INCOME SHS BEN INT SF (CLOSED-END FUND W/ ALPS)	PGZ	74255X104
PACIFIC SELECT FUND - CURRENCY STRATEGIES PORFOLIO (I SHARES AVAILABLE IN VARIABLE PRODUCTS)	PSFCSPI	N/A
PACIFIC SELECT FUND - CURRENCY STRATEGIES PORFOLIO (P SHARES AVAILABLE IN VARIABLE PRODUCTS)	PSFCSPP	N/A

Appendix B – Insider Trading Policies and Procedures

POLICY AND PROCEDURES OF PRINCIPAL MANAGEMENT CORPORATION
DESIGNED TO DETECT AND PREVENT INSIDER TRADING (" POLICY AND PROCEDURES")

(Effective August 3, 2011)

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.     Policy Statement on Insider Trading

Principal Management Corporation ("Principal Management") forbids any officer, director or employee from (1) trading, either personally or for others (including any of the mutual funds managed by Principal Management) while in possession of material nonpublic information or (2) communicating material nonpublic information to others in violation of the law. Conduct of this kind is referred to as "insider trading." Principal Management's policy statement (the " Policy") applies to every (1) officer, (2) director and (3) employee of Principal who acts on behalf of Principal Management (hereafter "employees"). The Policy extends to activities of Principal Management's officers, directors and employees both within and outside their duties for Principal Management. Every officer, director and employee must read and retain the Policy. Any questions regarding the Policy and Procedures should be referred to Ernie Gillum at extension 67372.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to trading in securities while in possession of material, nonpublic information (whether or not one is an "insider") or to communicating material, nonpublic information to others.

While the laws concerning insider trading are not static, it is generally understood that the laws prohibit:

1)     trading by an insider, while in possession of material nonpublic information;

2)
trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

3)     communicating material nonpublic information to others.

As you can see, the term "insider trading" is a misnomer. It suggests that only insiders can violate laws against insider trading. This is not correct. Anyone trading while in possession of material, nonpublic information, whether or not an "insider" in the traditional sense, can violate laws against insider trading.
The elements of insider trading and the penalties for such unlawful conduct are discussed below. Because violations of insider trading laws can result in imposition of penalties not only on the violator but the violator's employer as well, it is important that directors, officers and employees of Principal Management become familiar enough with the issues to be able to identify potential insider trading problems. If, after reviewing the Policy and Procedures, you have any questions you should consult Ernie Gillum.
1.     Who is an Insider?
The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank or insurance company lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
2.     What is Material Information?
Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal ("WSJ") reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

3.     What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, WSJ or other publications of general circulation would be considered public.

4.     Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1. Civil injunctions

2. Treble damages

3. Disgorgement of profits

4. Jail sentences

In addition, any violation of the Policy and Procedures could result in serious sanctions by Principal Management, including dismissal.

SECTION II. PROCEDURES TO IMPLEMENT PRINCIPAL MANAGEMENT'S POLICY

Procedures to Implement Principal Management's Policy Against Insider Trading

Principal Management has established the following procedures to aid its officers, directors and employees in avoiding insider trading, and to aid Principal Management in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee must follow these procedures or risk serious sanctions which, in serious situations, could include dismissal, substantial personal liability and criminal penalties. If you have any questions about the Policy and Procedures you should consult Ernie Gillum.

A.     Identifying Inside Information

Before trading for yourself or others (including any mutual fund managed by Principal Management) in any security of a company about which you may have inside information, ask yourself the following questions:

i. Is the information in my possession material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? If you are in doubt, assume the information is material.

ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, WSJ or other publications of general circulation? Has the information been published in a widely circulated research report?

If, after consideration of the above, you believe that the information in your possession is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

i. Report the matter immediately to Ernie Gillum.

ii. Do not purchase or sell the securities on behalf of yourself or others, including any mutual fund managed by Principal Management.

iii. Do not communicate the information inside or outside Principal Management, other than to the officer mentioned in (i), above. If the information you have is in written form, the officer who reviews the information with you may instruct you to keep the information with your personal files at your desk.

iv. After the officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.	Officers and Directors of Principal Management and Any Others Who, in the Course of Their Duties with Principal Management, Come into the Possession of Material, Nonpublic Information.

Although the officers and directors of Principal Management ordinarily do not, in the course of their duties, come into the possession of material, nonpublic information, they have the authority to obtain that information. In addition, other personnel who perform tasks on behalf of Principal Management may come into the possession of material, nonpublic information, either purposely or inadvertently. Therefore, any individual, no matter what position or office that person holds with Principal Management, must:

(1) Guard against communicating material, nonpublic information to anyone who does not need to know it.

(2) Ensure, before trading personally or for others, that any information in his/her possession is not material and nonpublic.

C.     Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph I, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the matter must be discussed with the officer identified in II., above before you trade or, in the circumstances described in the paragraph above, before you communicate the information to anyone.

SECTION III. SUPERVISORY PROCEDURES

Supervisory Procedures

Supervisory procedures are critical to the implementation and maintenance of the Policy and Procedures. Supervisory procedures can be divided into two classes - those designed to detect insider trading and those designed to prevent insider trading.

A.     Prevention of Insider Trading

To prevent insider trading, Principal Management shall:

i. provide an education program to familiarize new officers, directors and employees with Principal Management's policy and procedures;

ii. answer questions regarding Principal Management's policy and procedures;

iii. resolve issues of whether information received by an officer, director or employee of Principal Management is material and nonpublic;

iv. designate an individual to review on a regular basis and update as necessary, its policy and procedures designed to prevent and detect insider trading; and

v. when it has been determined that an officer, director or employee of Principal Management has material nonpublic information;

1. implement measures to prevent dissemination of such information; and

2. if necessary, restrict officers, directors and employees from trading the securities.

B.     Detection of Insider Trading

To detect insider trading, persons operating under the direction of Principal Management officers and directors shall:

i.	review the trading activity reports filed by each officer, director and employee pursuant to Investment Company Act of 1940 Rule 17j -1;

ii. review the trading activity of the mutual funds managed by Principal Management; and

iii. coordinate the review of such reports with other appropriate officers, directors or employees of Principal Management.

C.     Special Reports to Management

Promptly, upon learning of a potential violation of the Policy and Procedures, an officer or an individual operating under an officer's direction shall prepare a written report to management providing full details and recommendations for further action.